Exhibit 99.1
GENERAL CABLE REPORTS FOURTH QUARTER 2016 RESULTS
HIGHLAND HEIGHTS, KENTUCKY, February 8, 2017 - General Cable Corporation (NYSE: BGC) reported today results for the fourth quarter ended December 31, 2016. For the quarter, reported diluted loss per share was $2.10 and reported operating loss was $97 million. The Company generated adjusted earnings per share for the quarter of $0.05 and adjusted operating income of $27 million. See page 3 of this press release for the reconciliation of reported to adjusted results and related disclosures.

Michael T. McDonnell, President and Chief Executive Officer, said, “In 2016 we achieved significant progress in the execution of our strategic roadmap designed to transform the Company into a more focused, efficient and innovative organization, including the strengthening of the General Cable global management team. We are especially pleased with what we have accomplished in North America, which has been a primary focus of the roadmap during the first year of our three year plan. In 2017, we expect to complete most of the North American initiatives and make substantial progress in Europe and Latin America. Fourth quarter results were at the low end of our expectations as stronger than expected results in North America driven by demand for construction and electric utility products were more than offset by a continued weak economic environment in Latin America and a delayed implementation of a restructuring project in Europe. We also delivered significant operating cash flow in the fourth quarter of $89 million through timely customer collections and continued tight management of inventory levels. We maintain a positive outlook for 2017 and are encouraged by our performance and continued execution as we head into the year.”

Fourth Quarter Summary

•
Reported operating loss of $97 million largely due to settlement of FCPA-related investigation and the reclassification of accumulated other comprehensive non-cash currency translation expense of $28 million related to the closure of our South African facilities

•
Adjusted operating income of $27 million benefitted from strong performance in North America and favorable metal prices which nearly offset lower subsea turnkey project activity compared to last year and continued weak economic conditions in Latin America

•	Generated operating cash flow of $89 million driven by the continued tight management of working capital

•	Maintained significant liquidity with $399 million of availability on the Company’s asset based credit facility and applied cash proceeds from divestitures to reduce outstanding borrowings

•	Impact of metal prices was a $5 million benefit compared to a negative $8 million impact in the prior year period

Segment Demand
North America - Unit volume was up 10% year over year as stronger demand for construction and electric utility cables more than offset the continuing weak demand for industrial and specialty products tied to oil and gas end markets.

Europe - Unit volume was up 6% year over year driven by demand for electric utility products including land-based turnkey projects as well as energy cables.

Latin America - Unit volume was up 9% year over year primarily driven by rod products. Excluding rod products, unit volume was flat year over year.

Overall, for the full year 2016, North America end market demand was up 1%. Demand in electric utility distribution and non-residential construction markets in North America was up year over year while demand for industrial and specialty products tied to oil and gas markets continued to weaken throughout the year and was down year over year 4% and 52%, respectively. In Europe, end market demand was flat year over year. Latin America (excluding Venezuela) end market demand was up 2% driven by rod products and shipments of aerial transmission cables, while the balance of the portfolio remains under pressure due to reduced spending on electric infrastructure and construction projects. Excluding rod products, unit volume was down 4% year over year in Latin America.

Net Debt
At the end of the fourth quarter 2016 and the end of the fourth quarter of 2015, total debt was $939 million and $1,080 million, respectively, and cash and cash equivalents were $101 million and $112 million, respectively. The decrease in net debt was principally due to cash proceeds from divestitures being used to reduce outstanding borrowings and the efficient management of working capital, including tight management of inventory levels.

Other Matters
We announced on December 29, 2016, that we had entered into agreements with the SEC and the DOJ that bring to a conclusion those agencies’ respective investigations relating to the FCPA and to the SEC’s separate accounting investigation related to our financial statements from fiscal years 2012 and prior. As a result, fines, disgorgement, and pre-judgment interest will be paid to the SEC and DOJ in the amount of $82.3 million in 2017. We recorded a charge of approximately $49.3 million in the fourth quarter of 2016.

As previously disclosed, the minority shareholders in the Company’s business in Colombia (Procables) elected to exercise a contractual right to sell their 40% interest to the Company. In the fourth quarter of 2016, the Company paid $18.0 million to the minority shareholders for their 40% interest and now owns 100% of the business.

First Quarter 2017 Outlook
Revenues in the first quarter are expected to be in the range of $850 to $900 million. Unit volume is anticipated to be up low-single digits year over year. Reported operating income is anticipated to be in the range of $15 to $30 million and adjusted operating income is anticipated to be in the range of $25 to $40 million for the first quarter. Reported diluted earnings per share are anticipated to be in the range of ($0.05) to $0.10 per share and adjusted earnings per share are expected to be in the range of $0.05 to $0.20 per share for the first quarter. The first quarter outlook assumes copper (COMEX) and aluminum (LME) prices of $2.60 and $0.81, respectively. Foreign currency exchange rates are assumed constant in the first quarter outlook. The first quarter outlook for adjusted operating results does not include results from Asia Pacific and Africa.

Non-GAAP Financial Measures
Adjusted operating income (defined as operating income before extraordinary, nonrecurring or unusual charges and other certain items), adjusted earnings per share (defined as diluted earnings per share before extraordinary, nonrecurring or unusual charges and other certain items) and net debt (defined as long-term debt plus current portion of long-term debt less cash and cash equivalents) are “non-GAAP financial measures” as defined under the rules of the Securities and Exchange Commission. Metal adjusted revenues, adjusted operating income and return on metal-adjusted sales on a segment basis, non-GAAP financial measures, are also provided herein. See “Segment Information.”

These Company-defined non-GAAP financial measures exclude from reported results those items that management believes are not indicative of our ongoing performance and are being provided herein because management believes they are useful in analyzing the operating performance of the business and are consistent with how management reviews our operating results and the underlying business trends. Use of these non-GAAP measures may be inconsistent with similar measures presented by other companies and should only be used in conjunction with the Company’s results reported according to GAAP. Adjusted results, for periods prior to the fourth quarter of 2015, reflect the removal of the impact of our Venezuelan operations on a standalone basis. Effective as of the end of the third quarter 2015, we deconsolidated our Venezuelan subsidiary and began accounting for our investment in our Venezuelan subsidiary using the cost method of accounting. Historical segment adjusted operating results are disclosed in the Fourth Quarter 2016 Investor Presentation available on the Company’s website.

A reconciliation of GAAP operating income (loss) and diluted earnings (loss) per share to adjusted operating income and earnings (loss) per share follows:

Fourth Quarter of 2016 versus Fourth Quarter of 2015 and Third Quarter of 2016
	Fourth Quarter				Third Quarter
	2016		2015		2016
In millions, except per share amounts	Operating Income	EPS	Operating Income	EPS	Operating Income	EPS
Reported	$ (96.8)	$ (2.10)	$ (37.1)	$ (0.98)	$ 4.7	$ (0.29)
Adjustments to Reconcile Operating Income/EPS
Non-cash convertible debt interest expense (1)	-	0.01	-	0.01	-	0.01
Mark to market (gain) loss on derivative instruments (2)	-	(0.08)	-	0.08	-	(0.01)
Restructuring and divestiture costs (3)	27.8	0.44	15.3	0.23	24.1	0.29
Legal and investigative costs (4)	(0.7)	(0.01)	7.3	0.11	0.8	0.01
(Gain) loss on sale of assets (5)	1.0	0.02	-	-	(6.4)	(0.08)
Foreign Corrupt Practices Act (FCPA) accrual (6)	49.3	0.99	4.0	0.08	-	-
US Pension Settlement (7)	7.4	0.12	-	-	-	-
Asia Pacific and Africa (income)/loss (8)	39.3	0.66	38.7	0.52	8.9	0.14
Total Adjustments	124.1	2.15	65.3	1.03	27.4	0.36
Adjusted	$ 27.3	$ 0.05	$ 28.2	$ 0.05	$ 32.1	$ 0.07

The following reconciliation of estimated operating income and diluted earnings per share to adjusted operating income and adjusted earnings per share for the first quarter of 2017 contains forward-looking information.  All forward-looking information involves risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking information as a result of factors, risks and uncertainties over many of which we have no control.  See “Cautionary Statement Concerning Forward-Looking Statements” at the end of this press release.

First Quarter of 2017 Outlook and First Quarter of 2016 Actual
	First Quarter
	2017 Outlook		2016 Actual
In millions, except per share amounts	Operating Income	EPS	Operating Income	EPS
Reported	$ 15 - 30	$ (0.05) - 0.10	$ 20.5	$ (0.10)
Adjustments to Reconcile Operating Income/EPS
Non-cash convertible debt interest expense (1)	-	0.01	-	0.01
Mark to market (gain) loss on derivative instruments (2)	-	-	-	(0.04)
Restructuring and divestiture costs (3)	8.0	0.07	14.1	0.19
Legal and investigative costs (4)	-	-	5.8	0.08
Asia Pacific and Africa (income)/loss (8)	2.0	0.02	1.2	0.05
Total Adjustments	10.0	0.10	21.1	0.29
Adjusted	$ 25 - 40	$ 0.05 - 0.20	$ 41.6	$ 0.19

NOTE: The tables above reflect EPS adjustments based on the Company's full year effective tax rate for 2017 and 2015 of 40% and 2016 of 50%.

(1)
The Company's adjustment for the non-cash convertible debt interest expense reflects the accretion of the equity component of the 2029 convertible notes, which is reflected in the income statement as interest expense.

(2)
Mark to market (gains) and losses on derivative instruments represents the current period changes in the fair value of commodity instruments designated as economic hedges. The Company adjusts for the changes in fair values of these commodity instruments as the earnings associated with the underlying contracts have not been recorded in the same period.

(3)
Restructuring and divestiture costs represent costs associated with the Company's announced restructuring and divestiture programs. Examples consist of, but are not limited to, employee separation costs, asset write-downs, accelerated depreciation, working capital write-downs, equipment relocation, contract terminations, consulting fees and legal costs incurred as a result of the programs. The Company adjusts for these charges as management believes these costs will not continue at the conclusion of both the restructuring and divestiture programs.

(4)
Legal and investigative costs represent costs incurred for external legal counsel and forensic accounting firms in connection with the restatement of our financial statements and the Foreign Corrupt Practices Act investigation. The Company adjusts for these charges as management believes these costs will not continue at the conclusion of these investigations which are considered to be outside the normal course of business.

(5)
Gain and losses on the sale of assets are the result of divesting certain General Cable businesses. The Company adjusts for these gains and losses as management believes the gains and losses are one-time in nature and will not occur as part of the ongoing operations.

(6)
Foreign Corrupt Practices Act (FCPA) accrual is the Company’s additional accruals recorded in 2015 and 2016 to settle the investigation with SEC and DOJ. See “Other Matters” on page 2 of this press release. The Company adjusts for this accrual as management believes this is a one-time charge and will not occur as part of ongoing operations.

(7)
The US pension settlement charge is a one-time cost related to the lump sum payment to term-vested participants of the US Master Pension Plan. This charge represents the payments made to those participants who elected to take the lump sum payment and for which the Company no longer has obligations to pay in the future. The Company has adjusted for this US pension settlement charge as management does not expect it to occur in the future, nor is it part of the ongoing operations.

(8)
The adjustment excludes the impact of operations in the Asia Pacific and Africa segment which are not considered "core operations" under the Company's new strategic roadmap. The Company is in the process of divesting or closing these operations which are not expected to continue as part of the ongoing business. For accounting purposes, the continuing operations in Asia Pacific and Africa (which consists primarily of business located in Africa) do not meet the requirements to be presented as discontinued operations. Fourth quarter 2016 reflects the non-cash impacts of a $28 million currency translation reclassification out of accumulated other comprehensive income related to the closure of our South African Facilities and an $11 million asset impairment charge for the Company’s business in China; fourth quarter 2015 reflects the impact of a non-cash asset impairment charge of $31 million in the Company’s business in Algeria.

Conference Call and Investor Presentation
General Cable will discuss fourth quarter results on a conference call that will be broadcast live at 8:30 a.m., ET, on February 9, 2017. The live webcast of the Company’s conference call will be available in listen only mode and can be accessed through the Investor Relations page on our website at www.generalcable.com. Also available on our website is a copy of an Investor Presentation that will be referenced throughout the conference call.

General Cable Corporation (NYSE:BGC) is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products and systems for the energy, industrial, specialty, construction and communications markets. Visit our website at www.generalcable.com.

Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this press release are forward-looking statements that involve risks and uncertainties, predict or describe future events or trends and that do not relate solely to historical matters.  Forward looking statements include, among others, expressed expectations with regard to the following: “believe,” “expect,” “may,” “will,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume,” “seek to” or other similar expressions, although not all forward-looking statements contain these identifying words.  Actual results may differ materially from those discussed in forward-looking statements as a result of factors, risks and uncertainties over many of which we have no control.  These factors include, but are not limited to: the economic strength and competitive nature of the geographic markets that the Company serves; our ability to increase manufacturing capacity and productivity; our ability to increase our selling prices during periods of increasing raw material costs; our ability to service, and meet all requirements under, our debt, and to maintain adequate domestic and international credit facilities and credit lines; our ability to establish and maintain internal controls; the impact of unexpected future judgments or settlements of claims and litigation; the impact of foreign currency exchange rate fluctuations; the impact of future impairment charges; compliance with U.S. and foreign laws, including the Foreign Corrupt Practices Act (“FCPA”); compliance with our obligations under the non-prosecution agreement with the Department of Justice related to the FCPA settlement; our ability to achieve the anticipated cost savings, efficiencies and other benefits related to our restructuring program and other strategic initiatives, including our plan to exit all of our Asia Pacific and African operations, and the other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), including but not limited to, its annual report on Form 10-K filed with the SEC on February 29, 2016, and subsequent SEC filings.  You are cautioned not to place undue reliance on these forward-looking statements.  General Cable does not undertake, and hereby disclaims, any obligation, unless required to do so by applicable securities laws, to update any forward-looking statements as a result of new information, future events or other factors.

Contact:
Gavin Bell
Vice President, Investor Relations
(859) 572- 8684

GENERAL CABLE CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Three Fiscal Months Ended		Twelve Fiscal Months Ended
	December 31,	December 31,	December 31,	December 31,
	2016	2015	2016	2015
Net sales	$910.0	$952.9	$3,858.4	$4,514.5
Cost of sales	835.9	888.0	3,451.3	4,082.1
Gross profit	74.1	64.9	407.1	432.4

Selling, general and administrative expenses	170.9	101.3	408.9	412.3
Goodwill impairment charges	—	0.7	9.0	3.9
Intangible asset impairment charges	—	—	7.5	1.7
Operating income (loss)	(96.8)	(37.1)	(18.3)	14.5
Other income (expense)	2.5	(9.4)	7.2	(71.3)
Interest income (expense):
Interest expense	(22.3)	(22.8)	(89.5)	(97.0)
Interest income	1.3	0.5	2.5	2.7
	(21.0)	(22.3)	(87.0)	(94.3)

Income (loss) before income taxes	(115.3)	(68.8)	(98.1)	(151.1)
Income tax (provision) benefit	11.4	13.9	3.7	14.8
Equity in net earnings (losses) of affiliated companies	0.2	0.2	0.9	0.5
Net income (loss) including noncontrolling interest	(103.7)	(54.7)	(93.5)	(135.8)
Less: net income (loss) attributable to noncontrolling interest	0.9	(6.8)	0.3	(13.9)
Net income (loss) attributable to Company common shareholders	$(104.6)	$(47.9)	$(93.8)	$(121.9)

Earnings (loss) per share attributable to Company common shareholders
Earnings (loss) per common share - basic	$(2.10)	$(0.98)	$(1.89)	$(2.49)
Weighted average common shares - basic	49.7	48.9	49.6	48.9
Earnings (loss) per common share - assuming dilution	$(2.10)	$(0.98)	$(1.89)	$(2.49)
Weighted average common shares - assuming dilution	49.7	48.9	49.6	48.9

GENERAL CABLE CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
Segment Information
(in millions)
(unaudited)

	Three Fiscal Months Ended		Twelve Fiscal Months Ended
	December 31,	December 31,	December 31,	December 31,
	2016	2015	2016	2015
Revenues (as reported)
North America	$476.5	$479.8	$2,041.7	$2,299.3
Europe	212.2	216.5	875.7	960.2
Latin America	174.0	163.5	655.2	726.8
Africa / Asia Pacific	47.3	93.1	285.8	528.2
Total	$910.0	$952.9	$3,858.4	$4,514.5

Revenues (metal adjusted)(1)
North America	$476.5	$496.0	$2,041.7	$2,196.9
Europe	212.2	221.6	875.7	927.6
Latin America	174.0	171.7	655.2	672.3
Africa / Asia Pacific	47.3	96.7	285.8	491.3
Total	$910.0	$986.0	$3,858.4	$4,288.1

Metal Pounds Sold
North America	132.5	120.2	548.0	543.9
Europe	37.7	35.5	154.0	155.0
Latin America	62.5	57.1	239.3	239.3
Africa / Asia Pacific	12.8	24.0	85.1	130.8
Total	245.5	236.8	1,026.4	1,069.0

Operating Income (loss)
North America	$(39.1)	$6.1	$62.4	$84.5
Europe	(14.4)	(1.3)	2.6	6.6
Latin America	(4.0)	(3.2)	(14.4)	(22.8)
Africa / Asia Pacific	(39.3)	(38.7)	(68.9)	(53.8)
Total	$(96.8)	$(37.1)	$(18.3)	$14.5

Adjusted Operating Income (loss)(2)
North America	$32.0	$21.5	$136.8	$137.2
Europe	(3.6)	5.9	21.5	47.8
Latin America	(1.1)	0.8	(8.3)	(6.0)
Total	$27.3	$28.2	$150.0	$179.0

Return on Metal Adjusted Sales(3)
North America	6.7%	4.3%	6.7%	6.2%
Europe	(1.7)%	2.7%	2.5%	5.2%
Latin America	(0.6)%	0.5%	(1.3)%	(0.9)%
Total	3.2%	3.2%	4.2%	4.7%

Capital Expenditures
North America	$21.1	$4.1	$51.3	$20.9
Europe	6.7	7.0	19.8	20.7
Latin America	2.6	2.1	12.4	11.1
Africa / Asia Pacific	0.2	0.2	0.6	8.8
Total	$30.6	$13.4	$84.1	$61.5

Depreciation & Amortization
North America	$9.3	$10.1	$41.4	$40.5
Europe	5.6	5.6	22.6	25.2
Latin America	4.2	4.6	16.9	19.2
Africa / Asia Pacific	0.6	1.3	5.1	11.5
Total	$19.7	$21.6	$86.0	$96.4

Revenues by Major Product Lines
Electric Utility	$303.0	$307.8	$1,357.1	$1,550.2
Electrical Infrastructure	228.6	270.0	989.7	1,234.6
Construction	217.1	254.5	820.8	962.9
Communications	113.1	72.5	473.8	517.0
Rod Mill Products	48.2	48.1	217.0	249.8
Total	$910.0	$952.9	$3,858.4	$4,514.5

(1) Metal-adjusted revenues, a non-GAAP financial measure, is provided in order to eliminate an estimate of metal price volatility from the comparison of revenues from one period to another.
(2) Adjusted operating income (loss) is a non-GAAP financial measure. The company is providing adjusted operating income (loss) on a segment basis because management believes it is useful in analyzing the operating performance of the business and is consistent with how management reviews the underlying business trends. A reconciliation of segment reported operating income (loss) to segment adjusted operating income (loss) is provided in the appendix of the Fourth Quarter 2016 Investor Presentation, located on the Company's website.

(3) Return on metal adjusted sales is calculated on adjusted operating income (loss)

GENERAL CABLE CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(in millions, except share data)

Assets	December 31, 2016	December 31, 2015
	(unaudited)
Current Assets:
Cash and cash equivalents	$101.1	$112.4
Receivables, net of allowances of $20.2 million at December 31, 2016
and $23.0 million at December 31, 2015	664.5	715.4
Inventories	768.2	846.4
Prepaid expenses and other	65.4	66.2
Total current assets	1,599.2	1,740.4

Property, plant and equipment, net	529.3	563.2
Deferred income taxes	20.4	30.9
Goodwill	12.0	22.2
Intangible assets, net	28.3	36.6
Unconsolidated affiliated companies	9.0	8.4
Other non-current assets	43.4	52.9
Total assets	$2,241.6	$2,454.6

Liabilities and Total Equity
Current Liabilities:
Accounts payable	$414.0	$428.7
Accrued liabilities	419.6	352.5
Current portion of long-term debt	67.5	168.1
Total current liabilities	901.1	949.3

Long-term debt	871.1	911.6
Deferred income taxes	126.7	145.5
Other liabilities	173.8	187.1
Total liabilities	2,072.7	2,193.5

Commitments and Contingencies
Redeemable noncontrolling interest	—	18.2
Total Equity:
Common stock, $0.01 par value, issued and outstanding shares:
December 31, 2016 - 49,390,850 (net of 9,419,116 treasury shares)
December 31, 2015 - 48,908,227 (net of 9,901,739 treasury shares)	0.6	0.6
Additional paid-in capital	711.0	720.5
Treasury stock	(169.9)	(180.1)
Retained earnings	(102.2)	27.2
Accumulated other comprehensive loss	(286.4)	(340.2)
Total Company shareholders' equity	153.1	228.0
Noncontrolling interest	15.8	14.9
Total equity	168.9	242.9
Total liabilities, redeemable noncontrolling interest and equity	$2,241.6	$2,454.6